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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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TRC Companies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF SHAREHOLDERS' MEETING TO BE HELD NOVEMBER 19, 2015

To Our Shareholders:

The Annual Meeting of Shareholders of TRC Companies, Inc. will be held Thursday, November 19, 2015 at 4:00 p.m., at the Langham Hotel, 250 Franklin Street, Boston, MA 02110 to consider and take action on the following items:

1.	The election of eight directors for the ensuing year;

2.	The ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending June 30, 2016;

3.	Such other business as may properly come before the meeting or any adjournments thereof.

Shareholders of record at the close of business on September 28, 2015 will be entitled to vote at the meeting.

Shareholders who do not expect to attend the meeting and wish their shares voted pursuant to the accompanying proxy are requested to sign and date the proxy and return it as soon as possible in the enclosed reply envelope. In addition, shareholders may vote by telephone or over the Internet by following the instructions on the Proxy Card.

By Order of the Board of Directors

Martin H. Dodd
Senior Vice President, General Counsel and Secretary

Dated at Windsor, Connecticut
October 21, 2015

TRC Companies, Inc.
21 Griffin Road North Windsor, Connecticut 06095
Telephone 860-298-9692 Fax 860-298-6399

PROXY STATEMENT

General Information

This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of TRC Companies, Inc. (the “Company”) from the holders of the Company's common stock for the Annual Shareholders Meeting to be held November 19, 2015, and any adjournments thereof. The giving of a proxy does not affect your right to vote should you attend the Meeting in person, and the proxy may be revoked at any time before it is voted by voting in person at the Meeting or by giving the Secretary of the Company a signed instrument revoking the proxy or a signed proxy of a later date. Each properly executed proxy not revoked will be voted in accordance with instructions therein. If no instructions are specified in the proxy, it is the intention of the persons named in the accompanying proxy to vote FOR Proposals 1 and 2 as set forth in the Notice of Shareholders Meeting.

With respect to all matters expected to be presented for a vote of shareholders, the presence, in person or by duly executed proxies, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Meeting is necessary to constitute a quorum in order to transact business. The election of directors requires a plurality of the votes of the shares present in person or represented by proxy at the Meeting and entitled to vote thereon. Item 2 requires the affirmative vote of the majority of the shares present in person or represented by proxy at the Meeting and entitled to vote thereon.

Abstentions will be counted as present in determining whether a quorum exists, but will have the same effect as a vote against a proposal (other than with respect to the election of directors). Shares held by nominees that are present but not voted on a proposal because the nominees did not have discretionary voting power and were not instructed by the beneficial owner (“broker non-votes”) will be counted as present in determining whether a quorum exists and will be disregarded in determining whether a proposal has been approved.

The Company's Annual Report on Form 10-K, including financial statements, for the fiscal year ended June 30, 2015 is being mailed to shareholders along with the Notice of Shareholders Meeting and Proxy Statement.

The record date for determining those shareholders entitled to vote at the Annual Meeting was September 28, 2015. On that date, the Company had 30,830,900 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote.

The mailing address of the Company's principal executive office is 21 Griffin Road North, Windsor, CT 06095-1563, and the approximate date on which this Proxy Statement and the form of proxy are first being sent to shareholders is October 23, 2015.

PRINCIPAL SHAREHOLDERS

Common Stock

The table below sets forth information as of October 1, 2015 with respect to all persons known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Stock*
The Clark Estates, Inc.[1] One Rockefeller Plaza, 31st Floor New York, NY 10020	5,568,257	18.06
Peter R. Kellogg[2] c/o IAT Reinsurance Co. Ltd. 48 Wall Street New York, NY 10005	5,180,294	16.80
Royce & Associates, LLC[3] 1414 Avenue of the Americas New York, NY 10019	2,394,115	7.76
________

*	Based on 30,835,189 shares of Common Stock outstanding as of October 1, 2015.

1	Based solely on information set forth on a Form 13F filed with the Securities and Exchange Commission (“SEC”) on August 6, 2015 for the period ended June 30, 2015.

2
Based on information set forth on a Schedule 13D/A filed with SEC on September 21, 2012 by Mr. Kellogg and information set forth on a Form 13F filed with the SEC on August 11, 2015 for the period ended June 30, 2015 by IAT Reinsurance Co., Ltd. (“IAT”) . Of these shares, 855,256 are held by IAT; Mr. Kellogg has sole dispositive and voting power with respect to the shares of TRC Companies owned by IAT and its subsidiaries. On September 7, 2011, Mr. Kellogg's wife acquired 750,000 shares. Mr. Kellogg disclaims beneficial ownership of the shares held by his wife and by IAT and its subsidiaries.

3	Based solely on information set forth on a Form 13F filed with the SEC on August 10, 2015 for the period ended June 30, 2015.

PROPOSAL 1

ELECTION OF DIRECTORS

Your vote is requested in favor of the eight individuals named in the following table, each to serve for a one-year term and until his or her successor is duly elected and qualified. The Board, pursuant to the recommendations of the Company's Nominating and Corporate Governance Committee, has selected the eight persons named below as nominees to the Board. All of the nominees except Ms. Shanahan (who was not standing for election at the time) were elected directors at the December 3, 2014 Shareholders' Meeting. Mr. Robert W. Harvey is retiring from the Board effective as of this Shareholders Meeting and is not standing for re-election. Mr. Harvey joined the Board in 2007 and served as Lead Director for a number of years. The Company thanks Bob for his years of steadfast service and wise counsel.

Should any of such nominees become unable to serve as a director prior to election, the persons named in the proxy will vote for the election of a substitute nominee, if any, designated by the Board of Directors. All nominees have consented to serve as directors.

Name, Principal Occupation During Past Five Years and Other Corporate Directorships	Age	Served as Director Since
Christopher P. Vincze Chairman of the Board, and Chief Executive Officer of the Company	53	2005
John A. Carrig [2] Former President and Chief Operating Officer of Conoco Philips, Inc., and Director of WPX Energy, Inc., Forum Energy Technologies, Inc., and Skanska AB	63	2012
F. Thomas Casey[2] Former Partner with Ernst & Young	74	2007
Stephen M. Duff [1,2] Chief Investment Officer of The Clark Estates Inc.	51	2006
Richard H. Grogan[2] Chairman, Talisman Management, Ltd.	61	2011
Stephanie C. Hildebrandt [2] Partner in Norton, Rose, Fullbright US, LLP.	51	2014
Kathleen M. Shanahan [2] Chair and Chief Executive Officer of Uretek Holdings, Inc.	55	2015
Dennis E. Welch [2] Former Executive Vice President and Chief External Officer of American Electric Power Company, Inc. and Director of various AEP subsidiaries.	63	2010

[1]
Mr. Duff was elected to the Board pursuant to the provisions of a Stock Purchase Agreement dated March 6, 2006 which provides that so long as Federal Partners, LP (an affiliate of The Clark Estates, Inc.) holds at least five percent of the outstanding capital stock of the Company, the Company will take steps reasonably necessary to ensure Mr. Duff's election to the Board.

[2]
The Board has determined that each of these directors is “independent” as defined under Section 303A.02 of the New York Stock Exchange Listed Company Manual (the “Manual”), and the Board has determined that no material relationships exist between any independent director and the Company.

The affirmative vote of a plurality of the votes cast at the Meeting is required to elect each nominee.

The Board of Directors unanimously recommends a vote “FOR” the election of the above nominees as directors of the Company.

BOARD MEETINGS AND COMMITTEES

The standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. In addition to regular Board meetings, the outside directors of the Company meet periodically as a group. Mr. Grogan serves as Lead Director and presides over these director meetings.

The Audit Committee of the Board of Directors is currently composed of Messrs. Casey (Chairman), Carrig and Harvey and Ms. Shanahan. The Audit Committee discusses with the Company's independent auditors the audit plan, the Company's consolidated financial statements and matters described in Statement on Auditing Standards No. 61, “Communications with Audit Committees.” The Audit Committee reports to the Board of Directors. It is responsible for the appointment, retention and compensation of the independent auditors for the Company. The Board has determined that each member of the Audit Committee is independent as defined in Section 303A.02 of the Manual. The Board of Directors has also determined that Mr. Casey and Mr. Carrig are “audit committee financial experts” as that term is used in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee is governed by a Charter which has been adopted by the Board of Directors and is available in hard copy from the Company by contacting our Corporate Secretary or on the Company's website at www.trcsolutions.com.

The Compensation Committee of the Board of Directors is currently composed of Messrs. Welch (Chairman), Duff and Grogan and Ms. Hildebrandt. The Board has determined that each member of the Compensation Committee is independent as defined in Section 303A.02 of the Manual. The Committee approves the general salary scale, annual bonus and long-term incentive awards for executive management of the Company and specifically establishes the compensation package for the chief executive officer. The Committee's actions are discussed more fully in the Compensation Discussion and Analysis included in this Proxy Statement. The Compensation Committee is governed by a Charter which has been adopted by the Board of Directors and is available in hard copy from the Company by contacting our Corporate Secretary or on the Company's website at www.trcsolutions.com.

The Nominating and Corporate Governance Committee of the Board of Directors is currently composed of Messrs. Grogan (Chairman), Duff and Welch, and Ms. Hildebrandt. The Committee reviews the organization, structure, size and composition of the Board and recommends to the Board nominees to serve as directors as well as corporate governance principles applicable to the Company. The Nominating and Corporate Governance Committee is governed by a Charter which has been adopted by the Board of Directors and is available in hard copy from the Company by contacting our Corporate Secretary or on the Company's website at www.trcsolutions.com. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent as defined in Section 303A.02 of the Manual. The Committee has developed, and the Board of Directors has approved, Corporate Governance Guidelines which assist the Committee in evaluating qualified candidates for the Board of Directors among individuals recommended to or identified by it. The Company believes that the size of the Board should be in the range of five to nine directors. Shareholders may propose nominees for consideration by the Nominating and Corporate Governance Committee. The Guidelines are available in hard copy from the Company by contacting our Corporate Secretary or on the Company's website at www.trcsolutions.com.

In fiscal year 2015 the Board of Directors held five meetings, the Audit Committee eight meetings, the Compensation Committee five meetings and the Nominating and Corporate Governance Committee four meetings. All directors attended at least 75% of the aggregate of the meetings of the Board and the Committees on which they served except for Mr. Duff. We encourage attendance by our directors at the Annual Shareholders Meeting, and all directors then serving attended the meeting held in December 2014 except Mr. Duff.

Directors are expected to possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the shareholders. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and committed to serve on the Board for an extended period of time. Directors shall not hold any directorships that could interfere with their ability to perform the duties of directors of the Company. In accordance with the Corporate Governance Guidelines, the Lead Director, or, in his absence, another independent director, presides at all meetings of independent directors. Accordingly, Mr. Grogan presides at executive sessions of non-management directors without management present. Interested parties can communicate with the Lead Director by contacting our Corporate Secretary. Shareholders who wish to suggest nominees for election to the Board should contact the Secretary of the Company at 21 Griffin Road North, Windsor, Connecticut 06095, stating in detail the qualifications of such person for consideration by the Nominating and Corporate Governance Committee.

We have adopted a Corporate Code of Business Conduct and Ethics applicable to all employees including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (the “Code of Ethics”). We also have adopted a code of ethics for the Chief Executive Officer and Senior Financial Officials and a Code of Conduct for Directors. Copies of the Codes are available in hard copy from the Company by contacting our Corporate Secretary and on the Company's website at www.trcsolutions.com.

We endeavor to have a Board representing a diverse experience at policy-making levels and in areas that are relevant to the Company's activities in general. Our Board members have experience in a variety of areas including environmental consulting, engineering, accounting, government and public policy, electric power, oil and gas, finance, and investment. Mr. Vincze serves as both Chief Executive Officer and Chairman of the Board. Mr. Vincze is a seasoned professional in our industry, with broad contacts, management skills and insight into markets and public policy. Given our size, the predominance of outside independent directors on our Board, and our strong Lead Director function, we believe it is appropriate for Mr. Vincze to hold both the CEO and Chairman roles. As former President and Chief Operating Officer of one of the world's largest energy companies, Mr. Carrig provides insight into the oil and gas industry as well as energy policy issues. Mr. Casey was a partner at Ernst & Young and is a resource on accounting, finance, internal controls and business processes and the critical role the Audit Committee provides in managing the Company. Mr. Duff brings the perspective of a major investor. Mr. Grogan has a long and successful track record in financing, strategy and growth as well as the management of corporate environmental risk for companies in both the United States and Europe. Ms. Hildebrandt brings over 25 years experience in the energy industry focusing on legal and policy matters, strategic planning, corporate development and corporate governance. Ms. Shanahan has a proven track record as a leader in the environmental consulting, geotechnical and civil engineering fields and also has a breadth of experience on government and public policy issues. In his role as Senior Executive of a major electric utility Mr. Welch was in the forefront of a number of key environmental and energy policy issues and was also responsible for critical corporate administrative functions including human resources and executive compensation.

The Board oversees the management of risks inherent in the operation of the Company's business. In connection with its review of Company performance and strategic direction, the Board reviews the primary risks facing the Company's operations and functions. In particular the Board:

•	Reviews, approves, and monitors fundamental financial and business strategies and major corporate actions;

•	Assesses major risks facing the Company and reviews options for their mitigation; and,

•
Reviews, approves and monitors processes which are in place for maintaining the integrity of the Company, including the integrity of the financial statements, compliance with law and ethics and the integrity of relationships with suppliers and customers.

TRC undertakes an annual and ongoing enterprise risk assessment process. The Audit Committee oversees the operation of the Company's enterprise risk management program, including the identification of the primary risks associated with the Company's business; an overall prioritization of those risks and measures to manage and mitigate those risks; and a process for interim updates to the overall risk assessment and risk management process. The Company's Vice President Internal Audit, who reports functionally to the Chair of the Audit Committee, assists the Company in identifying and evaluating risks and controls and processes to address those risks. In connection with its risk management role, at each of its regularly scheduled meetings, the Audit Committee receives a presentation from the Vice President Internal Audit and meets privately with him and the Company's independent auditors.

The Company has also appointed its Chief Financial Officer, Thomas W. Bennet, Jr. to an additional role as its Chief Risk Officer. In such role Mr. Bennet is responsible for overseeing programs and implementing best practices with respect to risk management that directly impact the strategic direction of the Company. In addition to the Company's accounting, financial and information technology functions, the corporate safety and quality functions report to Mr. Bennet as well.

As part of its role, the Compensation Committee interacts with the Audit Committee and assesses the Company's executive compensation programs to ascertain any potential material risks that may be created by those programs. Based on its assessment, the Committee concluded that the Company's compensation programs are designed and administered with the appropriate balance of risk and reward in relation to the Company's overall business strategy and do not encourage executives to take unnecessary or excessive risks.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth as of October 1, 2015, the total number of shares of the Company's Common Stock beneficially owned by each director and named executive officer of the Company and all directors and executive officers as a group, based upon information furnished by each director and executive officer.

	Amount and Nature
	of Beneficial Ownership(1)
	Number	Percent of
Name of Individual or Group	of Shares	Class(2)
Christopher P. Vincze (3)	1,005,787	3.3
John A. Carrig (4)	49,434	*
F. Thomas Casey	100,918	*
Stephen M. Duff (5)	122,538	*
Richard H. Grogan	48,699	*
Robert W. Harvey (6)	122,818	*
Stephanie C. Hildebrandt	7,125	*
Kathleen M. Shanahan (7)	2,825	*
Dennis E. Welch	70,570	*
Thomas W. Bennet, Jr. (8)	345,703	1.1
John W. Cowdery (9)	24,765	*
Martin H. Dodd (10)	153,418	*
James Mayer (11)	127,408	*
All directors and executive officers as a group,13 individuals (12)	2,182,008	7.0
* Less than 1%

(1)
The number of shares beneficially owned by each director, executive officer and stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after October 1, 2015 pursuant to the exercise of options or the vesting of stock awards. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of such shares does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.

(2)	Based on 30,835,189 shares of Common Stock outstanding as of October 1, 2015.

(3)	Includes 50,500 shares that may be acquired through the exercise of options, as well as 56,875 restricted stock units vesting on or before November 29, 2015.

(4)	Includes 17,761 shares held pursuant to the Director's Deferred Compensation Plan.

(5)	Includes 12,000 shares that may be acquired through the exercise of options on or before November 29, 2015, as well as 9,620 shares held pursuant to the Director's Deferred Compensation Plan.

(6)	Includes 21,900 shares held pursuant to the Director's Deferred Compensation Plan.

(7)	Includes 1,079 shares held pursuant to the Director's Deferred Compensation Plan.

(8)	Includes 17,875 shares that may be acquired through restricted stock units vesting on or before November 29, 2015.

(9)	Includes 9,750 shares that may be acquired through restricted stock units vesting on or before November 29, 2015.

(10)	Includes 25,000 shares that may be acquired through the exercise of options, as well as 5,850 restricted stock units vesting on or before November 29, 2015.

(11)	Includes 30,000 shares that may be acquired through the exercise of options, as well as 8,125 restricted stock units vesting on or before November 29, 2015.

(12)
Includes 117,500 shares that may be acquired through the exercise of options and 98,475 restricted stock units vesting on or before November 29, 2015, as well as 50,360 shares held pursuant to the Director's Deferred Compensation Plan.

EXECUTIVE OFFICERS

The following table presents the name and age of each of the Company's executive officers during fiscal year 2015, their present positions with the Company and date of appointment thereto, and other positions held during the past five years, including positions held with other companies and with subsidiaries of the Company:

Name and Age		Present Position and Date of Appointment	Other Positions Held During Last Five Years
Christopher P. Vincze	53	Chairman of the Board (November 2006), and Chief Executive Officer (January 2006)
Thomas W. Bennet, Jr.	55	Senior Vice President and Chief Financial Officer (June 2008)
John W. Cowdery	56	Senior Vice President and Environmental Segment Lead (April 2013)	President, Callard & Cowdery (2010-2013); Senior Vice President, Planning & Infrastructure ICF International (2008-2010)
Martin H. Dodd	61	Senior Vice President, General Counsel and Secretary (February 1997)
James Mayer	63	Senior Vice President and Energy Segment Lead (November 2009)

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis (“CD&A”) outlines TRC's executive compensation philosophy, objectives and process. It explains the decision-making process used by our Compensation Committee (the “Committee”), the reasoning behind our executive compensation programs and actions the Committee takes related to the compensation of the executives listed in the Summary Compensation Table below.

Executive Summary

The primary focus of management in fiscal year 2015 was to address the following goals and objectives:

•	Continue profitable growth in our operating segments;

•	Continue focus on improvement of operating margins and increase positive operating cash flows; and,

•	Attract and retain top talent.

TRC turned in a very strong performance in fiscal 2015. Net service revenue was up 15% compared to the previous year. Year over year operating income increased 47% and EBITDA was up 35%. Cash flow from operations in fiscal 2015 was $32.1 million, up from $21.4 million in the prior fiscal year.

It is the Committee's intent to provide competitive overall compensation to executive officers with a focus on performance-based pay elements.

Compensation Philosophy

Our executive compensation philosophy is based on the following principles:

•	Our compensation programs should fairly reward management for its contributions to attaining business objectives and maximizing shareholder value;

•	Pay should be competitive to allow us to attract and retain executive officers with skills critical to our long-term success; and,

•	Pay should reward company, individual and team performance.

In addition, the Committee considers the following factors when making individual compensation decisions:

•	Qualifications, experience and knowledge of the executive;

•	Performance of the executive;

•	The executive's current compensation level as compared to compensation levels of comparable executives in similar organizations; and,

•	Financial performance of TRC.

We compensate executives through a mix of base salary, annual incentives, long-term equity incentives, benefits and perquisites (i.e., “total compensation”). As we believe that a performance-based focus is appropriate for our executives, we ensure that a significant portion of compensation is delivered through annual and long-term incentive opportunities. Currently the Committee generally targets the combined value of these compensation components within the range of the sixtieth percentile of total compensation paid to executives performing similar duties in comparable organization.

At the 2014 Annual Shareholders Meeting the shareholders approved the compensation paid to the Named Executive Officers as disclosed in the Proxy Statement for that meeting pursuant to the compensation disclosure rules of the SEC. The Committee values the opinions expressed by our shareholders and will be mindful of the shareholders’ approval in overseeing and implementing executive compensation objectives and programs. The next vote on approval of Named Executive Officer Compensation will be in connection with the 2017 Annual Shareholders Meeting.

Compensation Administration

Role of the Committee

The Committee is responsible for the review and approval of our executive compensation program. The Committee is responsible for the following actions related to the Chief Executive Officer:

•	Review and approval of corporate goals and objectives relevant to compensation;

•	Evaluation of individual performance results in light of these goals and objectives;

•	Evaluation of the competitiveness of the total compensation package; and,

•	Approval of any changes to the total compensation package, including but not limited to salary, annual and long-term incentive award opportunities and payouts and retention programs.

Further information regarding the Committee's responsibilities is set forth in the Committee's charter which is posted on our website at www.trcsolutions.com.

Role of the Chief Executive Officer

Our CEO, Mr. Vincze, makes recommendations regarding the compensation of other executives. Within the framework of the compensation programs approved by the Committee, Mr. Vincze recommends salary adjustments, proposes incentive opportunities and performance measures used in the annual incentive plan and recommends equity grants for other executives. Mr. Vincze's recommendations are based upon an assessment of each executive's performance, performance of the executive's respective business or function, retention considerations, and market factors such as competitive pay information. The Committee reviews these recommendations before making their decision. Mr. Vincze does not participate in the Committee's deliberation of matters impacting his own compensation.

Compensation Consultants

The Compensation Committee's charter grants the Committee the authority to retain experts in the field of executive compensation to assist the Committee in fulfilling its duties. The Compensation Committee consults with Towers Watson (“TW”) to provide information and advice regarding competitive executive compensation levels and practices.

In fiscal year 2015, TW assisted the Committee with a number of issues, including:

•	Compensation level assessment of executive and director compensation;

•	Compensation philosophy and mix of compensation vehicles;

•	Consultation regarding compensation trends and regulatory changes; and,

•	Long-term incentive plan design.

TW does not provide any services to the Committee or the Company other than compensation consulting services. TW reports directly to the Chair of the Committee and may not consult directly with or provide services at the request of management without the approval of the Chair. The Committee meets with TW periodically in executive session without management present. The Committee has assessed TW's independence under NYSE standards and concluded that they are independent.

Tax Considerations

The Internal Revenue Code contains a provision that limits the tax deductibility of certain compensation paid to our Named Executive Officers ("NEOs"). This provision disallows the deductibility of certain compensation in excess of $1,000,000 per year unless it is considered performance-based compensation under the tax code. The compensation paid or granted to our Named Executive Officers for fiscal year 2015 is expected to be tax deductible to the Company. The Committee reserves the right to forgo any or all of the tax deduction if they believe it to be in the best long-term interests of our stockholders.

Accounting Considerations

We consider the accounting cost, potential dilution and shareholder alignment of long-term incentive awards as important factors in making a determination of what type of equity vehicles to grant to our employees, if any. In fiscal year 2015, the Committee decided that restricted stock unit grants were the most appropriate long-term incentives when both the potential value of the incentive to the executives and the accounting cost of units were considered. For our executive officers, a majority of the restricted stock units included additional performance hurdles in order for them to vest and be paid. The Committee also reviewed the cost of annual incentive payments pursuant to the TRC Incentive Plan.

Total Compensation

As noted above, the total compensation for our executives is comprised of base salaries, annual incentives, long-term equity incentives, benefits and perquisites.

The Committee reviewed executive compensation by component and in total. In fiscal year 2014, TW prepared a competitive assessment of base salary, annual incentive, and equity award opportunities for the Committee. Information for the fiscal year 2014 assessment was collected from the following sources:

•
Public Companies - Data was collected from SEC filings for public companies with generally comparable revenues, market capitalization and service offerings. Fifteen companies were included in the peer group:

Companies Included In Peer Group
Argan, Inc.	GP Strategies Corp.	NCI, Inc.
CRA International, Inc.	Hill International, Inc.	RCM Technologies, Inc.
Ecology & Environment, Inc.	Huron Consulting Group, Inc.	Stantec, Inc.
ENGlobal Corp.	ICF International, Inc.	Versar, Inc.
Exponent, Inc.	Navigant Consulting, Inc.	Wildan Group, Inc.

•
Compensation Surveys - Data was also collected from compensation surveys focused on comparably sized organizations in the professional services and engineering markets, including but not limited to those in the peer group above. The primary source of this data was the Towers Watson Executive Compensation Database.

It is the Committee’s practice to conduct a competitive assessment every other year, and hence a new competitive assessment was not done in fiscal 2015. The Committee believed the 2014 assessment remained a valid tool for fiscal 2015 compensation analysis.

Elements of Compensation

Our executive compensation programs are intended to represent a reasonable balance between fixed compensation, which the executives earn for doing their jobs, and variable compensation which is at risk and may never be earned unless performance goals are met. We consider base salaries fixed compensation. Incentive opportunities are established based on market data, the executive's responsibilities and the executive's contributions to the Company. The TRC Incentive Plan is considered variable compensation. Our long-term incentive program is focused on equity compensation. In fiscal year 2015, we utilized restricted stock units as our long-term incentive vehicle. For our NEOs a majority of those awards only vest if specific targets are achieved, while a portion vest on the basis of time only.

We generally target total compensation at the 60th percentile within our peer group with base salaries at the market median. The mix of compensation is intended to provide a 60th percentile level of compensation assuming target performance is achieved. The Committee determines the balance between fixed and variable compensation for each executive based on the responsibilities of the position and its impact on Company performance. Executives with greater responsibilities generally have a larger percentage of their total compensation at risk.

Base Salaries

Base salaries earned by our executives are designed to provide a reasonable level of compensation relative to each executive's duties and responsibilities. Pursuant to our compensation philosophy, we set our executives' salaries considering their skills, expertise, responsibilities and the salaries of comparable positions in similar organizations. The Committee considers these factors as well as the pay relationship between the executives to ensure that pay is reasonable from both an internal and external perspective. Base salaries of our executives differ from one another due to these factors. For example, our CEO's responsibilities are greater than that of our other executives; therefore his base salary is higher than theirs.

The Committee reviews salaries annually for possible adjustment, and we consider the Company's and the executive's performance when making base salary adjustments. In fiscal 2015 Messrs. Bennet, Cowdery, Dodd, and Mayer received 2% base salary increases. The Committee determined that Mr. Vincze’s base salary was not competitive and granted him a 9.5% base salary increase in the second half of fiscal 2015.

Annual Incentive Plan

In fiscal year 2015, the Company adopted the FY 2015 Incentive Plan. All employees of the Company, including the NEOs, participated in the FY 2015 Incentive Plan. Under that Plan, awards to Named Executive Officers are based on Company and individual performance. Consistent with our focus on rewarding performance that enhances shareholder value, the Committee determined that Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) was the appropriate measure of Company performance for fiscal year 2015. The Committee determined EBITDA objectives for executive management incentive payments and the vesting of the performance vesting component of FY 2015 restricted stock unit awards. At EBITDA of $37 million the target incentive payment and 100% of the performance vesting component of the RSUs would be awarded.

For executive management the Committee also established a threshold EBITDA of $29 million, at which 50% of the target incentive payment and performance vesting RSUs would be awarded and below which no award would be made, and a maximum EBITDA of $40 million, at or above which 150% of the target incentive payment and performance vesting RSUs would be awarded. Awards would be pro-rated between threshold and target and target and maximum. Fiscal 2015 EBITDA was $40 million. The 2015 Incentive Plan also included a target for Days Sales Outstanding (DSO) of 80 days, above which awarded bonus would be reduced by 2.5% for every day DSO exceeded 80 days up to a maximum reduction of 10%. DSO for fiscal 2015 was 83 days. Accordingly, given Fiscal 2015 EBITDA performance, executive management incentives vested at 150% of target value which was then reduced by 7.5% due to the DSO factor, resulting in an incentive payment at 138.75% of target. The performance component of 2015 RSU awards vested at 150% of target value.

Long-Term Incentive Awards

The purpose of long-term, equity-based incentive awards is to align our executives with the long-term interests of shareholders. The Committee uses equity-based incentives which earn value based on stock price appreciation to balance the short-term nature of the annual incentive plan. These awards are typically granted to the executives on an annual basis. Equity grants are awarded by the Committee. The Company does not time equity grants based upon information about the Company.

In fiscal year 2015, the Committee determined a dollar value and corresponding number of shares for long-term incentive awards based on the compensation level analysis, Company dilution, and the executive's role in helping TRC achieve long-term business success. 40% of the restricted stock units vest in equal one-fourth increments on the first, second, third, and fourth anniversaries of grant. Vesting of the other 60% is based on Company EBITDA performance as described above, and to the extent they vest (if at all), they would then vest in equal quarterly increments on the same schedule as the time-vested component. Performance based units were awarded at 150% of the target value as noted above. Awards are shown in the Summary Compensation Table below.

The Committee believes that the restricted stock units provided the Named Executive Officers with an appropriate long-term incentive award that balances the goals of shareholder return with executive share ownership and retention. The executives would be rewarded by vesting of shares and share price appreciation, thereby aligning their interests with the long-term interests of TRC's shareholders. The Company has also established share ownership guidelines for executive management. Under these guidelines the CEO is required to hold stock worth three times his base salary and other executive officers are required to hold stock worth one times base salary. Officers have five years to acquire the required number of shares after they have joined the Company.

Benefits

Named Executive Officers are eligible to receive standard Company benefits such as medical, dental, disability and life insurance, and participation in our 401(k) plan. These benefits are provided on the same basis and at the same cost as for all other full-time salaried employees.

Perquisites

We offer the Named Executive Officers limited perquisites that are designed to enhance business productivity and keep us competitive within the market. During fiscal year 2015 the Named Executives received a monthly car allowance. The monthly allowance was $700 for Messrs. Vincze, Bennet, and Cowdery, and $650 for Messrs. Dodd and Mayer.

Employment Agreements

Christopher P. Vincze

We entered into an employment agreement with Mr. Vincze on March 18, 2005 which was amended and restated on January 25, 2006, August 9, 2007 and June 28, 2011 (the “Amended Agreement”).

Amended Agreement

The Initial Term of the Amended Agreement was from July 1, 2011 to June 30, 2015. After the expiration of the Initial Term, the Amended Agreement automatically renews for successive one year terms unless we or Mr. Vincze provide written notice not to renew within 30 days of the expiration of the Initial Term or any extension.

Under the Amended Agreement Mr. Vincze’s base salary is subject to annual review and may be increased by the Compensation Committee. It was increased to $575,000 during fiscal 2015. He is eligible to receive annual bonuses and equity grants from the Company. Mr. Vincze has the right to participate in all present and future benefit programs generally made available to our executives and receives an automobile allowance of $700 per month.

Under the Amended Agreement we agreed to grant Mr. Vincze a Restricted Stock Award of 300,000 shares of common stock on July 1, 2011 (the “2012 Award”) and, an additional Restricted Stock Award of 300,000 shares of common stock on July 1, 2012 (the “2013 Award”). Forty percent of the shares under these Awards contained time based vesting features with the time vesting portion of the 2012 Award vesting in equal one-fourth increments on the first, second, third and fourth anniversaries of grant and the time vesting portion of the 2013 Award vesting in equal one-third increments on the first, second and third anniversaries of grant. Sixty percent of the shares under these Awards would vest on the same schedule as the time vesting portions to the extent certain earnings per share targets were met. The Committee determined that as of June 30, 2012, the performance vesting components of both the 2012 and 2013 Awards had vested.

For subsequent Company fiscal years during the Employment Term, Mr. Vincze will receive annual long-term incentive awards in amounts to be determined in accordance with his role in the Company and as approved by the Compensation Committee.

If we terminate Mr. Vincze's employment for any reason other than death, disability, or Cause (as defined in the Agreement) or if Mr. Vincze terminates employment for Good Reason, (as defined in the Agreement) we will pay Mr. Vincze a lump sum payment equal to the greater of (i) two and one half times his annual base salary in effect immediately prior to the date of such termination or (ii) $1.25 million. In addition, we will pay Mr. Vincze his accrued base salary, accrued but unused vacation, and pro-rated bonus (if any) through the date of such termination. Also, to the extent permitted by law, we will provide benefit continuation for a period of two years following termination. If such benefit continuation cannot be provided we will pay the cost of such coverage in a lump sum within six months following termination.

If Mr. Vincze dies, his beneficiaries or estate will receive an amount, if any, by which amounts paid under the Company life insurance plan, are less than Mr. Vincze's annual base salary. In addition, Mr. Vincze, his beneficiaries or estate, as applicable, will receive a prorated portion of the bonuses described above and any accrued but unused vacation.

If Mr. Vincze becomes Permanently Disabled, he will receive an amount, if any, by which amounts paid under the applicable disability policy are less than the greater of (i) two and one half times his annual base salary in effect immediately prior to termination or (ii) $1.25 million. In addition, Mr. Vincze will receive a prorated portion of the bonuses described above and any accrued but unused vacation. Also, to the extent permitted by law, we will provide benefit continuation for a period of two years following termination. If such benefit continuation cannot be provided we will pay the cost of such coverage in a lump sum within six months following termination.

If Mr. Vincze is terminated for Cause (as defined in the Amended Agreement), we will pay Mr. Vincze his accrued base salary, accrued but unused vacation, all business expenses and his car allowance through the date of the termination.

Under the Amended Agreement, Mr. Vincze is prohibited from competing with the Company during a one-year period following any termination of employment.

Other Named Executive Officers

In the event of a termination of employment in connection with a change-of-control, Messrs. Bennet, Cowdery, Dodd, and Mayer are entitled to receive a payment equal to one year's base salary, the higher of their actual or target bonus for the applicable fiscal year and the value of one-year’s benefits. Vesting of equity awards for all Named Executive Officers accelerate in full upon a change-of-control as defined in the Company's plans, (except with respect to restricted stock awards and RSUs assumed by the acquiring company). To the extent assumed by an acquiring company, restricted stock awards and units vest upon a non-cause termination or resignation for good reason within one year of a change-of-control. The Company does not provide any gross-ups to compensation received as a result of a change-in-control.

Terminations of Named Executive Officers other than one pursuant to a change-of-control are handled on a case-by-case basis with the Company's practice being to grant a reasonable severance benefit for non‑cause terminations based on length of service and other considerations. As an example, in April 2010 the employment of Michael C. Salmon, who had served as the Company's President since May 2007 and who had joined the Company in 1997 was terminated. Mr. Salmon received a severance benefit equal to a 15-month salary continuation with Mr. Salmon agreeing to cooperate with the Company on ongoing and future matters and to not compete with the Company or solicit employees or customers.

SUMMARY OF COMPENSATION
The narrative, table and footnotes below describe the total compensation paid for fiscal years ended June 30, 2015, June 30, 2014, and June 30, 2013 to the "Named Executive Officers," who are Christopher Vincze (the Company's principal executive officer), Thomas W. Bennet, Jr. (the Company's principal financial officer), and the three other individuals who were serving as executive officers of the Company on June 30, 2015, the last day of the fiscal year.
Summary Compensation Table

Name	Year	Salary ($)	Non-Equity Incentive Plan Compensation(1) ($)	Stock Awards(2) ($)	All Other(3)($)	Total ($)
Christopher P. Vincze Chairman and Chief Executive Officer	2015	550,000	797,813	1,569,750	28,204	2,945,767
	2014	524,992	472,493	955,200	27,364	1,980,049
	2013	500,000	325,388	2,497,213	87,169	3,409,770
Thomas W. Bennet, Jr. Senior Vice President and Chief Financial Officer	2015	323,979	301,179	493,350	28,175	1,146,683
	2014	317,616	191,522	318,400	27,774	855,312
	2013	302,541	131,896	315,210	29,190	778,837
John W. Cowdery(4) Senior Vice President and Environmental Segment Lead	2015	357,002	357,000	269,100	27,677	1,010,779
	2014	350,000	262,500	159,200	27,824	799,524
	2013	87,500	50,000	192,000	7,310	336,810
Martin H. Dodd Senior Vice President and General Counsel	2015	287,928	199,750	161,460	23,678	672,816
	2014	282,276	127,024	119,400	23,420	552,120
	2013	268,840	87,477	126,084	24,768	507,169
James Mayer Senior Vice President and Energy Segment Lead	2015	352,228	352,000	224,250	26,212	954,690
	2014	345,322	262,500	159,200	24,956	791,978
	2013	328,878	214,026	126,084	18,277	687,265

(1)
Non-Equity Incentive Plan amounts for 2015 were awarded at 138.75% of the targeted value due to Company EBITDA and DSO performance. Non-Equity Incentive Plan amounts for 2014 were awarded at 90% of the targeted value due to DSO performance. Non-Equity Incentive Plan amounts for 2013 were awarded at 65% of the targeted value due to Company performance.

(2)
Amounts set forth in the Stock Awards column represent the aggregate grant date fair value of awards granted in fiscal years 2015, 2014, and 2013 computed in accordance with FASB ASC Topic 718, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 2 and Note 14 to our audited consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended June 30, 2015. The amounts shown in the Stock Awards column include the grant date fair value of performance-based restricted stock units based upon the probable outcome of the performance condition as of the grant date.

The value of the performance-based restricted stock units granted in fiscal 2015 reflects the actual achievement of the maximum level of performance.

The value of the performance-based restricted stock units granted in fiscal 2014 reflects the actual achievement of 100% of the targeted levels of performance.

The performance component of 2013 awards to Mr. Vincze reflect achievement of the target level of performance for his award pursuant to his Employment Agreement (the "2013 Award" as described above in the discussion of his Employment Agreement) and is valued at $1,173,600. The value of the 2013 performance-based awards to Messrs. Bennet, Dodd and Mayer reflect achievement of 65% of the targeted amount and are valued at $155,610, $62,244, and $62,244, respectively.

(3)	Amounts for Mr. Vincze in fiscal 2013 include $56,950 paid in connection with tax withholding related to vesting of an RSU grant.

(4)	Mr. Cowdery joined the Company in April 2013.

Amounts under All Other Compensation for 2015 consist of the following:

Name	401(k) Employer Match ($)	Insurance Premiums ($)	Automobile ($)	Total ($)
Christopher P. Vincze	5,493	14,311	8,400	28,204
Thomas W. Bennet Jr.	5,264	14,511	8,400	28,175
John W. Cowdery	5,270	14,007	8,400	27,677
Martin H. Dodd	5,257	10,621	7,800	23,678
James Mayer	5,269	13,143	7,800	26,212
Insurance premiums represent health, life and disability premiums paid on the same basis as all other Company employees.

GRANTS OF PLAN BASED AWARDS

The following table presents non-equity and equity awards granted to the Named Executive Officers in fiscal year 2015 as well as the opportunities for each Executive Officer under the 2015 Incentive Plan.
Grants of Plan Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards Number of Shares of Stock (#)	Grant Date Fair Value of Stock and Option Awards(1)(2) ($)
Christopher P. Vincze	n/a	287,500	575,000	862,500	n/a	n/a	n/a	n/a	n/a
	10/17/2014	n/a	n/a	n/a	52,500	105,000	157,500	n/a	1,086,750
	10/17/2014	n/a	n/a	n/a	n/a	n/a	n/a	70,000	483,000

Thomas W. Bennet, Jr.	n/a	108,533	217,066	325,599	n/a	n/a	n/a	n/a	n/a
	10/17/2014	n/a	n/a	n/a	16,500	33,000	49,500	n/a	341,550
	10/17/2014	n/a	n/a	n/a	n/a	n/a	n/a	22,000	151,800

John W. Cowdery	n/a	133,876	267,752	401,627	n/a	n/a	n/a	n/a	n/a
	10/17/2014	n/a	n/a	n/a	9,000	18,000	27,000	n/a	186,300
	10/17/2014	n/a	n/a	n/a	n/a	n/a	n/a	12,000	82,800

Martin H. Dodd	n/a	71,982	143,964	215,946	n/a	n/a	n/a	n/a	n/a
	10/17/2014	n/a	n/a	n/a	5,400	10,800	16,200	n/a	111,780
	10/17/2014	n/a	n/a	n/a	n/a	n/a	n/a	7,200	49,680

James Mayer	n/a	132,086	264,171	396,257	n/a	n/a	n/a	n/a	n/a
	10/17/2014	n/a	n/a	n/a	7,500	15,000	22,500	n/a	155,250
	10/17/2014	n/a	n/a	n/a	n/a	n/a	n/a	10,000	69,000

(1)
The grant date fair value is computed in accordance with FASB ASC Topic 718, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 2 and Note 14 to our audited consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended June 30, 2015.

(2)
The Company's EBITDA performance factor for fiscal 2015 was achieved at a rate of 150% of the established target for the underlying restricted stock units. Accordingly, the Company expects to issue 150% of the targeted shares as the units vest in 25% increments each on October 17, 2015, 2016, 2017 and 2018, respectively. The amount shown for the grant date fair value of the performance based restricted stock units represents the expected shares to be awarded, 150% of the target amount, at the $6.90 per share closing price on October 17, 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table presents information regarding outstanding equity awards held by our Named Executive Officers at fiscal year end, June 30, 2015. Market value of stock awards is based on the closing price on June 30, 2015 of $10.15 per share.
Outstanding Equity Awards at Fiscal Year End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)Exercisable	Number of Securities Underlying Unexercised Options (#)Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Christopher P. Vincze	40,000	—	9.92	1/25/2016	30,000	304,500
	10,500	—	10.50	5/16/2016	40,000	406,000
					52,140	529,221
					90,000	913,500
					227,500	2,309,125

Thomas W. Bennet, Jr.	—	—	—	—	18,000	182,700
					19,750	200,463
					30,000	304,500
					71,500	725,725

John W. Cowdery	—	—	—	—	15,000	152,250
					15,000	152,250
					39,000	395,850

Martin H. Dodd	15,000	—	9.92	1/25/2016	9,375	95,156
	10,000	—	9.34	1/12/2017	7,900	80,185
					11,250	114,188
					23,400	237,510

James Mayer	30,000	—	9.01	1/3/2017	6,250	63,438
					7,900	80,185
					15,000	152,250
					32,500	329,875

(1)	The following table details the vesting schedule for stock awards that were outstanding but that could not be exercised at fiscal year-end for the Named Executive Officers:

	Stock Awards
			Vesting Schedule
Name	Unexercisable at June 30, 2015		# Shares	Vesting Date
Christopher P. Vincze	30,000		30,000	7/1/2015

	40,000		40,000	7/1/2015

	52,140	(2)	26,070	8/22/2015
			26,070	8/22/2016

	90,000	(3)	30,000	9/5/2015
			30,000	9/5/2016
			30,000	9/5/2017

	227,500	(4)	56,875	10/17/2015
			56,875	10/17/2016
			56,875	10/17/2017
			56,875	10/17/2018

Thomas W. Bennet, Jr.	18,000		18,000	8/17/2015

	19,750	(2)	9,875	8/22/2015
			9,875	8/22/2016

	30,000	(3)	10,000	9/5/2015
			10,000	9/5/2016
			10,000	9/5/2017

	71,500	(4)	17,875	10/17/2015
			17,875	10/17/2016
			17,875	10/17/2017
			17,875	10/17/2018

John W. Cowdery	15,000		7,500	4/1/2016
			7,500	4/1/2017

	15,000	(3)	5,000	9/5/2015
			5,000	9/5/2016
			5,000	9/5/2017

	39,000	(4)	9,750	10/17/2015
			9,750	10/17/2016
			9,750	10/17/2017
			9,750	10/17/2018

Martin H. Dodd	9,375	(1)	9,375	8/17/2015

	7,900	(2)	3,950	8/22/2015
			3,950	8/22/2016

	11,250	(3)	3,750	9/5/2015
			3,750	9/5/2016
			3,750	9/5/2017

	23,400	(4)	5,850	10/17/2015
			5,850	10/17/2016
			5,850	10/17/2017
			5,850	10/17/2018

James Mayer	6,250	(1)	6,250	8/17/2015

	7,900	(2)	3,950	8/22/2015
			3,950	8/22/2016

	15,000	(3)	5,000	9/5/2015
			5,000	9/5/2016
			5,000	9/5/2017

	32,500	(4)	8,125	10/17/2015
			8,125	10/17/2016
			8,125	10/17/2017
			8,125	10/17/2018

(1)    The Company's maximum EBITDA performance factor for 2012 was achieved for the underlying performance stock units associated with the August 17, 2011 restricted stock award grants. Accordingly, the Company will issue the maximum amount of shares which vest in 25% increments each on August 17, 2012, 2013, 2014 and 2015, respectively. The amount shown represents the maximum shares to be awarded on the vesting dates.

(2)    The Company's target EBITDA performance factor for 2013 was not achieved for the underlying performance stock units associated with the October 1, 2012 restricted stock unit grants. Accordingly, the Company will issue 65% of the target amount of shares which vest in 25% increments each on August 22, 2013, 2014, 2015 and 2016 respectively. The amount shown represents the shares to be awarded on the vesting dates.

(3)    The Company's target EBITDA performance factor for 2014 was achieved for the underlying performance stock units associated with the October 11, 2013 restricted stock award grants. Accordingly, the Company will issue 100% of the target amount of shares which vest in 25% increments each on September 5, 2014, 2015, 2016 and 2017, respectively. The amount shown represents the shares to be awarded on the vesting dates.

(4)    The Company's maximum EBITDA performance factor for 2015 was achieved for the underlying performance stock units associated with the October 17, 2014 restricted stock award grants. Accordingly, the Company will issue the maximum amount of shares which vest in 25% increments each on October 17, 2015, 2016, 2017 and 2018, respectively. The amount shown represents the maximum shares to be awarded on the vesting dates.

Option Exercises and Stock Vested for Fiscal Year Ended June 30, 2015

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Christopher P. Vincze	—	—	70,000	(1)	431,200
			75,000	(2)	371,250
			26,070	(3)	151,467
			30,000	(4)	180,300

Thomas W. Bennet, Jr.	—	—	30,000	(2)	148,500
			18,000	(5)	89,100
			9,875	(6)	57,374
			10,000	(4)	60,100

John W. Cowdery	—	—	7,500	(7)	62,400
			5,000	(4)	30,050

Martin H. Dodd	—	—	11,250	(2)	55,688
			9,375	(5)	46,406
			3,950	(6)	22,950
			3,750	(4)	22,538

James Mayer	—	—	7,500	(2)	37,125
			6,250	(5)	30,938
			3,950	(6)	22,950
			5,000	(4)	30,050

(1)
The stock award was granted on July 1, 2011. The shares vested on July 1, 2014. The value was calculated by multiplying the number of shares shown in the table by $6.16, the closing market price at vesting.

(2)
The stock award was granted on August 16, 2010. The shares vested on August 16, 2014. The value was calculated by multiplying the number of shares shown in the table by $4.95, the closing market price at vesting.

(3)
The stock award was granted on December 5, 2012. The shares vested on August 22, 2014. The value was calculated by multiplying the number of shares shown in the table by $5.81, the closing market price at vesting.

(4)
The stock award was granted on October 11, 2013. The shares vested on September 5, 2014. The value was calculated by multiplying the number of shares shown in the table by $6.01, the closing market price at vesting.

(5)
The stock award was granted on August 17, 2011. The shares vested on August 17, 2014. The value was calculated by multiplying the number of shares shown in the table by $4.95, the closing market price at vesting.

(6)
The stock award was granted on October 1, 2012. The shares vested on August 22, 2014. The value was calculated by multiplying the number of shares shown in the table by $5.81, the closing market price at vesting.

(7)
The stock award was granted on April 1, 2013. The shares vested on April 1, 2015. The value was calculated by multiplying the number of shares shown in the table by $8.32, the closing market price at vesting.

POST-TERMINATION AND CHANGE OF CONTROL PAYMENTS
The following presents potential payments upon termination of employment pursuant to different termination events. The tables indicate what payments theoretically would have been made if a termination occurred on June 30, 2015. The closing price of TRC common stock on June 30, 2015 of $10.15 was used to calculate any equity-based payments. In no event are any change in control benefits grossed-up for income taxes.
Christopher P. Vincze
The following presents payments that would have been made to Mr. Vincze upon certain termination events pursuant to his Employment Agreement.
Potential Payments Upon Certain Termination Events

Payment Type	Not for Cause Termination ($)	Good Reason ($)	Voluntary or for Cause ($)	Death(1) ($)	Disability(1) ($)	Change-of- Control ($)
Severance	1,437,500	1,437,500				1,437,500
Prorated Bonus(2)	575,000	575,000				575,000
Benefit Continuation	28,204	28,204			28,204	28,204
Accrued Vacation(3)
Restricted Stock Vesting(4)						4,462,346
Stock Option Vesting(4)
Total	2,040,704	2,040,704	—	—	28,204	6,503,050

(1)
Upon a termination by virtue of Mr. Vincze's death or disability, his estate would receive a payment equal to the difference between amounts received under applicable insurance benefits and one year's base salary which cannot be determined at this time. In addition, he would receive a pro-rated portion of his annual bonus.

(2)	Estimated

(3)	Amounts would depend on accrued vacation balance at time of termination.

(4)	Pursuant to the Company's award agreements, all equity awards vest upon either a change-of-control or upon a termination in connection with a change-of-control.

Other Named Executive Officers
The following presents payments that would be made under Company policy to our current Named Executive Officers other than Mr. Vincze for a termination following a change of control, assuming a termination as of June 30, 2015. Upon any other termination, the Company's practice has been to grant a reasonable severance benefit based on length of service, the employee's role in the Company, contributions during the employment term, non-compete and non-solicitation terms, a customary release and other considerations.
Potential Payments Upon a Termination Following a Change-of-Control

Name	Severance ($)	Bonus ($)	Acceleration of Equity Awards ($)	Benefit Continuation ($)	Total ($)
Thomas W. Bennet, Jr.	323,979	217,066	1,413,388	28,175	1,982,608
John W. Cowdery	357,002	267,752	700,350	27,677	1,352,781
Martin H. Dodd	287,928	143,964	527,039	23,678	982,609
James Mayer	352,228	264,171	625,748	26,212	1,268,359

DIRECTOR COMPENSATION
In fiscal year 2015, each non-employee director received an annual retainer of $50,000 payable at each director's election in cash or in deferred common shares under the Directors' Deferred Compensation Plan. In addition, directors received a restricted stock unit grant with a value of approximately $60,000. The cash retainer and equity awards are prorated if a director is appointed to the Board during the fiscal year. In fiscal 2015, Chairs of the Audit and Compensation Committees and the Lead Director received an additional retainer of $15,000, $10,000, and $15,000, respectively. The Board also had a Corporate Strategy Committee and the Chair of that Committee received an additional retainer of $5,000. Directors who are also employees of the Company or any of the Company's subsidiaries do not receive additional remuneration for serving as directors.

In fiscal year 2014, TW prepared a review of director's compensation using proxy data for the Company's peer group as well as nationally recognized survey data. The Nominating and Corporate Governance Committee which, pursuant to its charter, is responsible for assessing director compensation believed the 2014 review remained a valid tool for 2015 compensation analysis and decided not to increase the director compensation in fiscal year 2015.

In December 2014, all non-employee directors of the Company were issued restricted stock unit awards for 9,500 shares which vest in quarterly installments over a year. Ms. Shanahan joined the Company’s Board in May of 2015 and received a restricted stock award for 3,492 shares vesting in two equal installments in September and December 2015. No other perquisites or benefits are provided to non-employee directors of the Company.

The following table summarizes the compensation paid to each non-employee director for their Board and committee services during fiscal year 2015.
Director Compensation

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
John A. Carrig	50,000	63,460	113,460
F. Thomas Casey	65,000	63,460	128,460
Stephen M. Duff	50,000	63,460	113,460
Richard H. Grogan	62,500	63,460	125,960
Robert W. Harvey	57,500	63,460	120,960
Stephanie C. Hildebrandt	29,167	63,460	92,627
Kathleen M. Shanahan	12,500	37,993	50,493
Dennis E. Welch	60,000	63,460	123,460

(1)	May be deferred as common stock under the Directors Deferred Compensation Plan.

(2)
Amounts set forth in the Stock Awards column represent the aggregate grant date fair value of awards granted in fiscal year 2015 computed in accordance with FASB ASC Topic 718, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 2 and Note 14 to our audited consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended June 30, 2015.

The following table presents all of the stock options and restricted stock units held by our current non-employee directors and outstanding at fiscal year end, June 30, 2015. Market value of stock awards is based on the closing price on June 30, 2015 of $10.15 per share.
Outstanding Equity Awards at Fiscal Year End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
John A. Carrig	n/a	n/a	n/a	n/a	4,750	48,213

F. Thomas Casey	n/a	n/a	n/a	n/a	4,750	48,213

Stephen M Duff	12,000	—	11.07	2/28/2016	4,750	48,213

Robert W. Harvey	n/a	n/a	n/a	n/a	4,750	48,213

Stephanie C. Hildebrandt	n/a	n/a	n/a	n/a	4,750	48,213

Kathleen M. Shanahan	n/a	n/a	n/a	n/a	3,492	35,444

Dennis E. Welch	n/a	n/a	n/a	n/a	4,750	48,213

(1)	The shares vest in two equal tranches on September 3, 2015 and December 3, 2015.

As of June 30, 2015, the non-employee directors had the following aggregate deferred stock awards outstanding:

Name	Total deferred stock awards
John A. Carrig	44,785
F. Thomas Casey	98,543
Stephen M. Duff	108,163
Richard H. Grogan	46,324
Robert W. Harvey	120,443
Stephanie C. Hildebrandt	4,750
Kathleen M. Shanahan	—
Dennis E. Welch	68,195

EQUITY COMPENSATION PLAN INFORMATION

	(a)	(b)	(c)
June 30, 2015	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,042,732	$8.46	3,206,352
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	2,042,732	$8.46	3,206,352

(1)	Includes 1,827,417 shares issuable upon vesting of outstanding stock awards granted under the Amended and Restated 2007 Equity Incentive Plan.

(2)	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding stock awards, which have no exercise price.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities ("10% Stockholders"), to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC and the New York Stock Exchange. Executive officers, directors and 10% Stockholders are required to furnish the Company with copies of all Forms 3, 4, and 5 they file. Based solely on the Company's review of the copies of such forms it has received, the Company believes all applicable transactions during the fiscal year ended June 30, 2015 of executive officers, directors and 10% stockholders have been timely disclosed.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the Compensation Committee during the fiscal year ended June 30, 2015 were independent directors, and none of them were our employees or former employees. During the fiscal year ended June 30, 2015, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the Company's management the Compensation Discussion and Analysis included in this Proxy Statement. Based on that review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

Dennis E. Welch, Chairman
Stephen W. Duff
Richard H. Grogan
Stephanie C. Hildebrandt

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In the ordinary course of our business in fiscal 2015 we performed approximately $5.3 million in environmental and energy services for American Electric Power Company, Inc. ("AEP"). TRC director Dennis Welch was Executive Vice President and Chief External Officer of AEP. Also in the ordinary course of business in fiscal 2015, we paid approximately $250,000 to United Science Testing, Inc., a subsidiary of AEP, for the lease of certain air emissions testing equipment. All transactions were on an arms-length basis on standard commercial terms and prices.

In 2001 we acquired a company headquartered in Augusta, Maine known as E/Pro Engineering and Environmental Consulting LLC (“E/Pro”). E/Pro was owned by four principals, three of whom remain as employees of TRC. At the time of the acquisition E/Pro leased approximately 23,000 square feet of office space in a building owned by our Senior Vice President James Mayer and another E/Pro principal, and we have continued to lease that space. In addition in fiscal year 2009, due to expansion of our office space needs in Augusta, we leased approximately 15,000 additional square feet of office space in another building owned by Mr. Mayer and another former E/Pro principal. The Company undertook a competitive analysis prior to entering into the leases and concluded that the terms were competitive. Rental payments under the leases were $807,000 in fiscal year 2015.

Pursuant to the Charter of the Nominating and Corporate Governance Committee and Company practice, any transaction which would require disclosure under Section 404(a) of Regulation S-K is required to be justified from an arms-length perspective, reviewed with the Company's Audit Committee and approved by the Nominating and Corporate Governance Committee.

AUDIT COMMITTEE REPORT

The Audit Committee has adopted a Charter which sets out its organization, role and responsibilities.

Management is responsible for the Company's financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company's independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee's responsibility is to monitor and review these processes.

The Audit Committee has reviewed and discussed with the independent registered public accounting firm and management the plan and results of the auditing engagement and the audited financial statements for the fiscal year ended June 30, 2015. The Audit Committee has reviewed with management the scope and nature of the Company's internal auditing controls and has discussed with the independent registered public accounting firm the matters required to be discussed by AU 380 of Public Company Accounting Oversight Board (PCAOB) Standards (as amended), Communications With Audit Committee. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm its independence from the Company and its management.

The Audit Committee has reported to the Board its activities, conclusions and recommendations. Specifically, in reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended June 30, 2015 as filed with the SEC on September 9, 2015.

Submitted by the Audit Committee:

F. Thomas Casey, Chairman
John A. Carrig
Robert W. Harvey
Kathleen M. Shanahan

PROPOSAL 2

APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of Deloitte & Touche LLP to serve as the Company's independent auditors for the fiscal year ending June 30, 2016. Representatives of Deloitte & Touche LLP are expected to be present at the Shareholders Meeting, will have the opportunity to make a statement if desired and will be available to respond to appropriate questions.

In accordance with its Charter, the Audit Committee reviews with Deloitte & Touche LLP whether any non-audit services provided by them are compatible with maintaining their independence. During fiscal years 2015 and 2014, the Company retained Deloitte & Touche LLP to provide the following services in the following categories and amounts:

	Fiscal Year 2015 Fees	Fiscal Year 2014 Fees
Audit fees	$1,191,300	$1,115,000
Audit related fees (1)	478,060	40,770
Tax fees (2)	—	2,500
All other fees	—	—
	$1,669,360	$1,158,270

(1)	Audit related fees include benefit plan audits, research tool fees, and due diligence services.

(2)	Tax fees consists of fees billed for professional services for tax consulting. None of these services were provided under contingent fee arrangements.

The Audit Committee is responsible for pre-approving all services performed for the Company by the independent auditors, and certain services, as set forth under Section 201(a) of the Sarbanes-Oxley Act of 2002, may not, under any circumstances, be performed for the Company by the independent auditor. Audit and accounting services and audit-related services which are in the ordinary course with respect to the Company's annual and quarterly financials are approved, and other permitted services are pre-approved by the Audit Committee Chair, or if in an amount less than $25,000 by the Chief Financial Officer, subject in both cases to ratification by the full Audit Committee at its next regularly scheduled meeting.

The affirmative vote of a majority of shares present and entitled to vote at the Shareholders' Meeting is required to ratify this proposal. The Board is submitting the appointment of Deloitte & Touche LLP to shareholders for ratification. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. If Deloitte & Touche LLP shall decline to act or otherwise become incapable of acting, or if its engagement is otherwise discontinued by the Audit Committee, then in any such case the Audit Committee will appoint other independent auditors.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending June 30, 2016.

2016 SHAREHOLDER NOMINATIONS AND PROPOSALS

The eligibility of shareholders to submit proposals, the proper subjects of the shareholder proposals and other issues governing shareholder proposals are regulated by rules adopted under Section 14 of the Exchange Act. Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange for Act for inclusion in the Company's proxy materials for the 2016 Annual Meeting of Shareholders must be received by the Company at its principal executive offices at 21 Griffin Road North, Windsor, Connecticut 06095-1563, Attention: Corporate Secretary, no later than June 20, 2016. Shareholder proposals that are not subject to Rule 14a-8 will be considered untimely in accordance with Rule 14a-5(e) if made after September 4, 2016.

Shareholders who wish to suggest nominees for election to the Board of Directors at the 2016 Annual Meeting should write, on or before September 1, 2016, to the Secretary of the Company at 21 Griffin Road North, Windsor, Connecticut 06095-1563, stating in detail the qualifications of such persons for consideration by the Nominating and Corporate Governance Committee of the Board of Directors.

Shareholders may communicate with the Board or any of the directors by sending written communications addressed to the Board or any of the directors to: TRC Companies, Inc. at 21 Griffin Road North, Windsor, Connecticut 06095-1563, Attention: Corporate Secretary. All communications other than those determined in good faith by the Corporate Secretary to be frivolous are compiled by the Corporate Secretary and forwarded to the Board of Directors or the individual director(s) accordingly.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors knows of no other matters that may be brought before the meeting. However, if any other matters do properly come before the meeting, the persons named in the enclosed proxy will vote upon them in their discretion and in accordance with their best judgment.

A copy of the Company's Annual Report on Form 10‑K, filed with the Securities and Exchange Commission, is available to shareholders without charge upon request. Address requests to: TRC Companies, Inc., 21 Griffin Road North, Windsor, CT 06095-1563, Attention: Investor Relations.

The cost of preparing and mailing the Notice of Shareholders' Meeting, Proxy Statement and Form of Proxy will be paid by the Company. The Company will request banks, brokers, fiduciaries and similar persons to forward copies of such material to beneficial owners of the Company's Common Stock in a timely manner and to request authority for execution of proxies, and the Company will reimburse such persons and institutions for their out-of-pocket expenses incurred in connection therewith. To the extent necessary in order to assure sufficient representation, officers and regular employees of the Company may solicit the return of the proxies by telephone, personal communication or other methods. The extent of this solicitation by personal contact will depend upon the response to the initial solicitation by mail. It is anticipated that the costs of solicitation, if undertaken, will not exceed $1,000.

By Order of the Board of Directors

Martin H. Dodd
Senior Vice President,
General Counsel and Secretary

Dated at Windsor, Connecticut
October 21, 2015

SOLICITED BY THE BOARD OF DIRECTORS OF
TRC COMPANIES, INC.

PROXY

I (We) hereby appoint Christopher P. Vincze and Martin H. Dodd and each of them as proxies with power of substitution and revocation to vote all my (our) shares of Common Stock in TRC Companies, Inc. at the Annual Meeting of Shareholders to be held November 19, 2015 at 4:00 p.m., at the Langham Hotel, 250 Franklin Street, Boston, MA 02110 and at any adjournments thereof: (Please place mark in one box only.)

The Board of Directors recommends a vote FOR the following proposals:

ITEM 1 ‑     Election of eight (8) nominees for directors.

☐    For All Nominees    ☐     Withhold Authority For All Nominees     ☐    For All Except
(See instructions below)
John A. Carrig, F. Thomas Casey, Stephen M. Duff,
Richard H. Grogan, Stephanie C. Hildebrandt, Kathleen M. Shanahan
Christopher P. Vincze, and Dennis E. Welch.

To withhold authority to vote for any nominee, write
that nominee's name on the line provided below.

______________________________________________

ITEM 2 -	The ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending June 30, 2016.

☐ For        ☐ Against     ☐ Abstain

The Proxies named above will, in their sole discretion, vote upon such other matters as may properly come before the meeting and any adjournments thereof. THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE 8 NOMINEES FOR DIRECTOR AND FOR ITEM 2.

Dated    ______________________, 2015

___________________________

___________________________
Signature(s)

Please sign exactly as your name or names appear on this Proxy. Joint owners should each sign. Attorneys, executors, administrators, trustees or guardians should so indicate when signing.

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NOTICE OF SHAREHOLDERS' MEETING TO BE HELD NOVEMBER 19, 2015

PROXY STATEMENT

SUMMARY COMPENSATION TABLE

PROPOSAL 1

PROPOSAL 2